News Release

    LA-Z-BOY, INC. FINISHES 1999 FISCAL YEAR WITH A STRONG FOURTH QUARTER

NYSE & PCX: LZB                           Contact:  Gene Hardy  (734) 241-4306




     MONROE, MI., May 20, 1999: In its fourth fiscal quarter and for its 1999 fiscal year, La-Z-Boy Incorporated again reached record levels of sales and profits. La-Z-Boy is one of the world's leading furniture producers.

Financial Details
     For the fourth quarter ended 4/24/99 sales reached $365.8 million, up 13.6% from last year's fourth quarter of $322.0 million. Operating profit increased 27%. Net income was up 14.6% to $22.8 million vs. $19.9 million. Diluted earnings per share increased 16% to $0.43 from $0.37. For the fiscal year ended 4/24/99, sales reached $1.288 billion, up 16% from last year's
$1.108 billion. Net income was up 32% to $66.1 million vs. $49.9 million. Diluted earnings per share were up 35% to $1.24 vs. $0.92.


Operations
     "All divisions and operating activities contributed to making fiscal 1999 another great year for La-Z-Boy," according to company President and Chief Operating Officer, Gerald L. Kiser. "A key factor in this success was the ability of our manufacturing plants to increase production in order to meet unusually high levels of consumer demand experienced in the fourth quarter, and to do so profitably.
     "In addition to achieving record sales and profits, we exceeded three publicly stated financial goals for the year: (1) Sales from existing operations increased faster than the furniture industry's average,
(2) operating profit margin increased, from 7.0% of sales to 8.3%, and (3) our operating return on capital exceeded 20%.
     "Our near-term sales outlook is strong. With an increasing selection of home furnishings that consumers demonstrably prefer, coupled with innovative marketing and continued gains in productivity, fiscal 2000 could be another record year for La-Z-Boy."


Marketing
     La-Z-Boy became America's largest supplier of upholstered furniture by creating a nationwide distribution network that has become a model for the future of home furnishings retailing. Well over 225 La-Z-Boy Furniture Galleries stores now operate in the U.S., Canada and Spain. Dedicated to presenting La-Z-Boy products in attractive, home-like settings, these stores outperform conventional furniture retail outlets in dollar sales per square foot of selling area. This "gallery" program originated with the La-Z-Boy Residential division. Three other La-Z-Boy divisions now have initiated gallery programs of their own.
     In addition to innovative retailing, La-Z-Boy attracts consumers with innovative promotions. As a current example, company Chairman Patrick H. Norton cited the La-Z-Boy Residential division's national "Instant Win Sweepstakes" featured in Parade and USA Weekend Sunday magazines, which generated significant retail store traffic and sales. Strong consumer response and the high number of participating dealers will result in a repeat of this national promotion starting next month.
     Both the Kincaid and La-Z-Boy Residential divisions are advertising the recently introduced "Thomas Kinkade Home Furnishings Collection" in popular magazines such as Martha Stewart Living, Better Homes & Gardens, Woman's Day, Country Living and House Beautiful. Consumer response to this new collection of upholstery and casegoods is extremely positive.
     Mr. Norton said, "La-Z-Boy continues to grow profitably because of fundamental advantages in the way we approach the marketplace."


More Information
     La-Z-Boy Incorporated's 8-K filing includes an income statement, balance sheet, cash flow statement, notes to year end financial statements, annual report narratives and additional management discussion and is available now at the Company's internet site (www.lazboy.com). This press release is just one part of La-Z-Boy Incorporated's disclosures and should be read in conjunction with all other form 8-K information. About 48 hours after this release, this information should be available on the SEC's internet site (www.sec.gov).




    5/20/99                                                        Page 1 of 3

               La-Z-Boy Incorporated Financial Information Release
                        CONSOLIDATED STATEMENT OF INCOME
                  (Amounts in thousands, except per share data)

                                        FOURTH QUARTER ENDED
                      ----------------------------------------------------------
                             (UNAUDITED)
                      -------------------------
                       April 24,     April 25,    % Over      Percent of Sales
                                                             ------------------
                         1999          1998       (Under)      1999      1998
                      -----------   -----------   -------    --------  --------

Sales                    $365,829      $321,984       14%      100.0%    100.0%
Cost of sales             265,315       234,070       13%       72.5%     72.7%
                      -----------   -----------   -------    --------  --------
     Gross profit         100,514        87,914       14%       27.5%     27.3%

S, G & A                   64,519        59,577        8%       17.7%     18.5%

                      -----------   -----------   -------    --------  --------
     Operating profit      35,995        28,337       27%        9.8%      8.8%

Interest expense              979         1,058       -7%        0.3%      0.3%
Interest income               703           459       53%        0.2%      0.1%
Other income                  476         2,690      -82%        0.2%      0.9%

                      -----------   -----------   -------    --------  --------
     Pretax income         36,195        30,428       19%        9.9%      9.5%

Income tax expense         13,412        10,515       28%       37.1% *   34.6%*

                      -----------   -----------   -------    --------  --------
     Net income           $22,783       $19,913       14%        6.2%      6.2%
                      ===========   ===========   =======    ========  ========


  Diluted average
      shares**             52,646        53,742       -2%

  Diluted EPS**             $0.43         $0.37       16%

  Basic EPS**               $0.43         $0.37       16%

  Dividends per share**     $0.08         $0.07       14%




                                       TWELVE MONTHS ENDED
                      ----------------------------------------------------------
                              (AUDITED)
                      -------------------------
                       April 24,     April 25,    % Over      Percent of Sales
                                                             ------------------
                         1999          1998       (Under)      1999      1998
                      -----------   -----------   -------    --------  --------

Sales                  $1,287,645    $1,108,038       16%      100.0%    100.0%
Cost of sales             946,731       825,312       15%       73.5%     74.5%
                      -----------   -----------   -------    --------  --------
     Gross profit         340,914       282,726       21%       26.5%     25.5%

S, G & A                  234,075       205,523       14%       18.2%     18.5%

                      -----------   -----------   -------    --------  --------
     Operating profit     106,839        77,203       38%        8.3%      7.0%

Interest expense            4,440         4,157        7%        0.3%      0.4%
Interest income             2,181         2,021        8%        0.1%      0.2%
Other income                2,658         4,207      -37%        0.2%      0.4%

                      -----------   -----------   -------    --------  --------
     Pretax income        107,238        79,274       35%        8.3%      7.2%

Income tax expense         41,096        29,354       40%       38.3% *   37.0%*

                      -----------   -----------   -------    --------  --------
     Net income           $66,142       $49,920       32%        5.1%      4.5%
                      ===========   ===========   =======    ========  ========


  Diluted average
      shares**             53,148        53,821       -1%

  Diluted EPS**             $1.24         $0.93       33%

  Basic EPS**               $1.25         $0.93       34%

  Dividends per share**     $0.31         $0.28       11%


    *    As a percent of pretax income, not sales.

** Restated to reflect a three-for-one stock split, in the form of a 200% stock dividend, effective September, 1998.


5/20/99                                                           Page 2 of 3

              La-Z-Boy Incorporated Financial Information Release
                           CONSOLIDATED BALANCE SHEET
                    (Amounts in thousands, except par value)


                                        Audited               Increase
                                -----------------------      (Decrease)
                                April 24,    April 25,    ------------------
                                   1999         1998       Dollars    Percent
                                ----------   ----------   ---------   ------
 Current assets
   Cash & equivalents             $33,550      $28,700      $4,850      17%
   Receivables                    265,157      238,260      26,897      11%

   Inventories
     Raw materials                 47,197       43,883       3,314       8%
     Work-in-process               37,447       40,640      (3,193)     -8%
     Finished goods                34,920       30,193       4,727      16%

                                ----------   ----------   ---------   ------
       FIFO inventories           119,564      114,716       4,848       4%
       Excess of FIFO over LIFO   (23,053)     (22,812)       (241)     -1%

                                ----------   ----------   ---------   ------
          Total inventories        96,511       91,904       4,607       5%

   Deferred income taxes           20,028       16,679       3,349      20%
   Income taxes                      --            936        (936)   -100%
   Other current assets            10,342        6,549       3,793      58%

                                ----------   ----------   ---------   ------
     Total current assets         425,588      383,028      42,560      11%

 Property, plant & equipment, net 125,989      121,762       4,227       3%

 Goodwill                          46,985       49,413      (2,428)     -5%

 Other long-term assets            31,230       26,148       5,082      19%

                                ----------   ----------   ---------   ------
       Total assets              $629,792     $580,351     $49,441       9%
                                ==========   ==========   =========   ======



 Current liabilities
   Current portion-long-term debt  $2,001       $4,822     ($2,821)    -59%
   Current portion-capital leases     784        1,383        (599)    -43%
   Accounts payable                45,419       36,703       8,716      24%
   Payroll/other compensation      53,697       39,617      14,080      36%
   Income taxes                     4,103         --         4,103     N/M
   Other current liabilities       26,424       25,764         660       3%
                                ----------   ----------   ---------   ------

     Total current liabilities    132,428      108,289      24,139      22%

 Long-term debt                    62,469       66,434      (3,965)     -6%

 Capital leases                       219          819        (600)    -73%

 Deferred income taxes              5,697        5,478         219       4%

 Other long-term liabilities       14,064       11,122       2,942      26%

 Commitments & contingencies         --           --          N/M      N/M

 Shareholders' equity
   Common shares, $1 par *         52,340       53,551      (1,211)     -2%
   Capital in excess of par        31,582       29,262       2,320       8%
   Retained earnings *            332,934      306,445      26,489       9%
   Currency translation            (1,941)      (1,049)       (892)    -85%

                                ----------   ----------   ---------   ------
     Total shareholders' equity   414,915      388,209      26,706       7%

       Total liabilities and
                                ----------   ----------   ---------   ------
       shareholders' equity      $629,792     $580,351     $49,441       9%
                                ==========   ==========   =========   ======


 * Restated to reflect three-for-one stock split, in the form of a 200% stock dividend effective, September 1998.



    5/20/99                                                   Page 3 of 3
              La-Z-Boy Incorporated Financial Information Release
                              COMMENTS AND ANALYSIS


Overall:
     Refer to today's press release for additional information.

Sales:
    Sales in the fourth quarter of fiscal year 1999 were up 14% over the prior year's fourth quarter. This double digit sales growth is a result of a continued strong economy, a mix of higher priced products and the longer term effects of new product and store opening sales strategies initiated in earlier time periods.

Gross profit margins:
   The gross profit margin increased to 27.5% of sales from 27.3% of sales in last year's fourth quarter on a 14% increase in sales and a 9% increase in unit volume. Similar to earlier quarters in fiscal year 1999, gross margins were favorably impacted by volume related cost reductions and unfavorably impacted by Canadian currency exchange effects.

Inventories:
     Work-in-process inventories were down 8% over the same period last year. The absence of hardwood and plywood supply chain disruptions resulting from improved supply plant production throughout has caused WIP inventories to be significantly reduced.
     Finished goods inventories were up 16% over the same period last year primarily as a result of increased daily production volume causing more finished product to be staged for shipment. As expected, finished goods inventory levels did decline from the 21% over last year's figure reported at the end of the third quarter.

S,G & A:
     Fourth quarter S, G & A decreased to 17.7% of sales vs. 18.5% last year primarily because of planned cost control efforts. As expected throughout the year, performance bonus related expenses increased due to higher sales and profits. Year 2000 expenses increased but are expected to decline towards the end of FY2000. Year 2000 expenditures are expected to be somewhat replaced with pent-up demand for systems modifications. Professional fees and research and development expenses decreased.

Other income:
     Other income decreased to $0.5 million from $2.7 million during the fourth quarter due to the prior year having a one-time occurrence relating to income tax refund claims. The Company had elected to value its marketable securities (including trade notes and receivables) at fair market value for tax purposes, which then resulted in this one-time tax refund claim.

Payroll/other compensation:
     The 36% increase in payroll/other compensation liability is mainly due to higher performance bonus accruals.